Exhibit 23.1
Eugene M. Egeberg, CPA
834 South Milton Avenue
Baltimore, Maryland
(410) 218-1711

Independent Registered Public Accounting Firm's Consent

The Board of Directors and Stockholders Forex International Trading Corp., Los Angeles, California

We consent to the use and inclusion in this Form S-1/A Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated October 22, 2009 (Restated 24 November, 2009)  on our audit of the balance sheets of Forex International Trading Corp.

As of July 31, 2009 and the related statements of operations, stockholders' equity and cash flows for the period July 22, 2009 (inception) through July 31, 2009.

We also consent to the reference of our Firm under the caption "Experts" in the Registration Statement and Prospectus.

Eugene M. Egeberg, CPA

/s/ Eugene M. Egeberg
Eugene M, Egeberg
Baltimore, Maryland March 2, 2010